UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Hiland Partners, LP

(Name of Registrant as Specified In Its Charter)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2009
Hiland Partners, LP
(Exact name of registrant as specified in its charter)

DELAWARE	000-51120	71-0972724
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)
205 West Maple, Suite 1100
Enid, Oklahoma 73701
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (580) 242-6040
(Former name or former address, if changed since last report.)
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Item 1.01. Entry into a Material Definitive Agreement
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement
     On November 3, 2009, Hiland Partners, LP, a Delaware limited partnership (the “Partnership”), announced that it had entered into Amendment No. 2 (the “Amendment”), dated November 3, 2009, to the Agreement and Plan of Merger dated as of June 1, 2009, with HH GP Holding, LLC, an Oklahoma limited liability company and an affiliate of Harold Hamm (“Parent”), HLND MergerCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), and Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership, as amended by Amendment No. 1 thereto, dated October 26, 2009 (the “Agreement”), under which Merger Sub will be merged with and into the Partnership, with the Partnership continuing as the surviving entity (the “Merger”).
     Under the terms of the Amendment, the merger consideration payable to common unitholders of the Partnership pursuant to the Agreement increased from $7.75 to $10.00 per common unit and the end date of the Agreement was extended from November 6, 2009 until December 11, 2009. Mr. Hamm has also delivered to Parent an amendment (the “Commitment Letter Amendment”) to the funding commitment letter previously delivered to Parent on June 1, 2009 (the “Commitment Letter”), pursuant to which Mr. Hamm has committed to contribute the aggregate merger consideration contemplated under the Amendment of approximately $41.3 million.
     The Parent Parties’ obligation to effect the Merger is conditioned upon, among other things, the simultaneous consummation of the merger contemplated in the Agreement and Plan of Merger, dated as of June 1, 2009, entered into by Parent, HPGP MergerCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Holdings Merger Sub”), Hiland Holdings GP, LP, a Delaware limited partnership (“Hiland Holdings”), and Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of Hiland Holdings, as amended by Amendment No. 1 thereto, dated October 26, 2009 (the “Hiland Holdings Agreement”) under which Holdings Merger Sub will be merged with and into Hiland Holdings, with Hiland Holdings continuing as the surviving entity. On November 3, 2009, Hiland Holdings announced that it had entered into Amendment No. 2 to the Hiland Holdings Agreement (the “Hiland Holdings Amendment”) to increase the merger consideration payable to common unitholders of Hiland Holdings from $2.40 to $3.20 per common unit and to extend the end date of the Hiland Holdings Agreement from November 6, 2009 until December 11, 2009. Mr. Hamm also delivered to Parent an amendment to the funding commitment letter previously delivered to Parent on June 1, 2009, pursuant to which Mr. Hamm has committed to contribute the aggregate merger consideration contemplated under the Hiland Holdings Amendment of approximately $28.2 million.
     Conflicts committees comprised entirely of independent members of the boards of directors of the general partners of the Partnership and Hiland Holdings (collectively, the “Hiland Companies”) separately determined that the going-private transactions, as contemplated in the amended agreements, are advisable, fair to and in the best interests of the applicable Hiland Company and its public unitholders. In determining to make their recommendation to the boards of directors, each conflicts committee considered, among other things, the opinion received from its respective financial advisor as the to fairness of the increased merger consideration. Based on the recommendation of its conflicts committee, the board of directors of the general partner of each of the Partnership and Hiland Holdings has approved the amendment to the applicable merger agreement and has recommended, along with its respective conflicts committee, that the public unitholders of the Partnership and Hiland Holdings, respectively, approve the applicable merger.
     The foregoing summary of the Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment and the Commitment Letter Amendment, which are attached as Exhibit 2.1 and Exhibit 2.2 hereto, Amendment No. 1 to the Agreement, which is attached as Exhibit 2.1 to the Partnership’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 27, 2009, and the Agreement and the Commitment Letter, which are attached as Exhibit 2.1 and Exhibit 2.2 to the Partnership’s Current Report on Form 8-K filed with the SEC on June 1, 2009.
     Item 7.01. Regulation FD Disclosure
     On November 3, 2009, the Partnership and Hiland Holdings issued a joint press release announcing that they had entered into the Amendment and the Hiland Holdings Amendment, respectively, and that each of the

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Partnership and Hiland Holdings had adjourned their respective special meeting of unitholders scheduled for November 3, 2009 to December 4, 2009. A copy of the press release is attached as Exhibit 99.1 hereto.
     The statements included in this Current Report on Form 8-K regarding any transaction with Harold Hamm and his affiliates, including statements regarding the intention to mail a supplement to the Hiland companies’ joint proxy statement and the intention to hold the special meetings on December 4, 2009, are forward-looking statements. These statements involve risks and uncertainties, including, but not limited to, the ability of the Hiland companies to receive clearance of the supplement by the SEC with a sufficient amount of time prior to the meeting date to permit distribution of the supplement, actions by regulatory authorities, market conditions, the Hiland Companies’ financial results and performance, satisfaction of closing conditions, actions by any other bidder and other factors detailed in risk factors and elsewhere in Hiland Partners’ and Hiland Holdings’ Annual Reports on Form 10-K and other filings with the SEC. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Hiland Companies disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
     Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

2.1	Amendment No. 2, dated November 3, 2009, to the Agreement and Plan of Merger, dated as of June 1, 2009, by and between Hiland Partners, LP, Hiland Partners GP, LLC, HH GP Holding, LLC and HLND MergerCo, LLC.

2.2	Amendment, dated November 3, 2009, to the funding commitment letter, dated as of June 1, 2009, by and between Harold Hamm and HH GP Holding, LLC (related to the Hiland Partners, LP merger).

99.1	Joint Press Release issued by Hiland Partners, LP and Hiland Holdings GP, LP on November 3, 2009.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILAND PARTNERS, LP

By:	Hiland Partners GP, LLC, its General Partner

By:	/s/ Matthew S. Harrison

Name: Matthew S. Harrison
Title: Chief Financial Officer, Vice President—Finance and Secretary
November 3, 2009

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Exhibit 2.1
Execution Version
AMENDMENT NO. 2
TO AGREEMENT AND PLAN OF MERGER
     This AMENDMENT NO. 2, dated as of November 3, 2009 (this “Amendment”), to the Agreement and Plan of Merger, dated as of June 1, 2009, as amended by that certain Amendment No. 1, dated as of October 26, 2009 (the “Merger Agreement”), is entered into among HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HLND MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), and Hiland Partners, LP, a Delaware limited partnership (the “Partnership” and, together with Partnership GP, the “Hiland Parties”).
W I T N E S S E T H :
     WHEREAS, the parties hereto are parties to the Merger Agreement, pursuant to which, upon the terms and subject to the conditions set forth therein, the parties intend to effect the Merger whereby Merger Sub is to be merged with and into Partnership, with Partnership surviving that merger; and
     WHEREAS, the parties hereto wish to amend the Merger Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that, effective as of the date of this Amendment, the Merger Agreement shall be amended as follows:
ARTICLE I
DEFINITIONS; REFERENCES
     Section 1.1 Definitions; References. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above and, except as otherwise expressly provided in this Amendment, each reference in the Merger Agreement to the “date of this Agreement” or “date hereof” or similar references shall refer to June 1, 2009.

ARTICLE II
AMENDMENT
     Section 2.1 Amendment to Section 2.1. Section 2.1(a) of the Merger Agreement is hereby amended by deleting “$7.75” and replacing such amount with “$10.00”.
     Section 2.2 Amendment to Section 3.15. Section 3.15 of the Merger Agreement is hereby amended and restated in its entirety as follows: “The Conflicts Committee has received the written opinion of Jefferies & Company, Inc., dated as of November 3, 2009, to the effect that, as of November 3, 2009, the Merger Consideration is fair to the holders of Common Units (excluding Common Units owned by Partnership GP and its Affiliates (including Holdings)) from a financial point of view.”
     Section 2.3 Amendment to Section 4.4. Section 4.4 of the Merger Agreement is hereby amended by (a) adding the words “as amended as of the date of Amendment No. 2 to this Agreement” after the words “equity commitment letters” and (b) deleting the words “date hereof” in the last sentence of Section 4.4 and replacing them with the words “date of Amendment No. 2 to this Agreement”.
     Section 2.4 Amendment to Section 7.1. Section 7.1(b)(i) of the Merger Agreement is hereby amended by deleting the words “November 6, 2009” and replacing them with the words “December 11, 2009”.
     Section 2.5 Amendment to Section 7.2(a). Section 7.2(a) of the Merger Agreement is hereby amended by deleting “$1,100,000” and replacing such amount with “$1,420,000”.
     Section 2.6 Section 4.4 of the Parent Disclosure Schedule. Section 4.4 of the Parent Disclosure Schedule is hereby amended to include the letter attached as Annex A to this Amendment.
ARTICLE III
GENERAL PROVISIONS
     Section 3.1 Effect on the Merger Agreement. The Merger Agreement shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.
     Section 3.2 Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
     Section 3.3 Governing Law. This Amendment, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this

Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     Section 3.4 Headings. Headings of the Articles and Sections of this Amendment are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
[The remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.

HH GP HOLDING, LLC

By:	/s/ Harold Hamm Harold Hamm
President

HLND MERGERCO, LLC

By:	/s/ Harold Hamm Harold Hamm
President

HILAND PARTNERS GP, LLC

By:	/s/ Joseph L. Griffin Joseph L. Griffin
Chief Executive Officer and President

HILAND PARTNERS, LP

By:	Hiland Partners GP, LLC,
its General Partner

By:	/s/ Joseph L. Griffin Joseph L. Griffin
Chief Executive Officer and President

Exhibit 2.2
November 3, 2009
HH GP Holding, LLC
302 North Independence
Enid, Oklahoma 73701
Ladies and Gentlemen:
     Reference is made to (i) that certain letter agreement, dated June 1, 2009 (the “Letter Agreement”), between Harold Hamm and HH GP Holding, LLC, a Delaware limited liability company and (ii) the Agreement and Plan of Merger, dated as of June 1, 2009, as amended by that certain Amendment No. 1, dated as of October 26, 2009, and that certain Amendment No. 2, dated as of November 3, 2009 (the “Merger Agreement”), among you, HLND MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), and Hiland Partners, LP, a Delaware limited partnership (the “Partnership” and, together with Partnership GP, the “Hiland Parties”). “Trusts” as used herein means the Harold Hamm DST Trust, for which Bert Harold Mackie is the trustee, and the Harold Hamm HJ Trust, for which Bert Harold Mackie is the trustee. Terms used and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
     The parties hereto desire to enter into this Amendment to the Letter Agreement (this “Amendment”). Accordingly, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Reaffirmation of the Letter Agreement. The parties hereby reaffirm the terms, conditions and agreements set forth in the Letter Agreement and agree to be bound by the terms, conditions and agreements contained therein (giving effect to the amendment to the Letter Agreement as set forth in Section 2 hereof).
     2. Change in Contribution Amount. Paragraph 2 of the Letter Agreement is hereby amended by deleting “$32,014,000.00” and replacing such amount with “$41,307,840.00”.
     3. No Further Amendments. Except as expressly provided in this Amendment, the Letter Agreement is not further amended or modified and shall remain in full force and effect in accordance with its terms.
     4. Miscellaneous. This Amendment, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same letter agreement. This letter agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and is not intended to and shall not confer upon any person other than the parties hereto (and the Holdings Parties, as provided for herein) any rights or remedies hereunder.
* * * Remainder of page intentionally blank * * *

               Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this Amendment.

Very truly yours,
/s/ Harold Hamm
Harold Hamm

Accepted and agreed to as of the date set forth above:

HH GP HOLDING, LLC

By:	/s/ Harold Hamm Harold Hamm
President

Exhibit 99.1
Hiland Partners, LP and Hiland Holdings GP, LP Announce Amendments to Merger Agreements with Affiliates of Harold Hamm
     ENID, OKLAHOMA, November 3, 2009—Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) announced today that each company has amended its merger agreement with affiliates of Harold Hamm.
     Under the revised terms of the merger agreement between Hiland Partners and affiliates of Harold Hamm, Hiland Partners common unitholders will receive $10.00 in cash for each common unit they own, an increase of approximately 29% from the $7.75 per common unit consideration contemplated by the parties’ original merger agreement. Under the revised terms of the merger agreement between Hiland Holdings and affiliates of Mr. Hamm, Hiland Holdings common unitholders will receive $3.20 in cash for each common unit they own, an increase of approximately 33% from the $2.40 per common unit consideration contemplated by the parties’ original merger agreement.
     The amendments also extended the end dates under each agreement until December 11, 2009. The mergers remain subject to customary closing conditions, including the approval by holders of a majority of the publicly-held common units of the applicable company. The obligation of Mr. Hamm and his affiliates to complete either merger is conditioned on the simultaneous completion of the other merger, which may be waived by Mr. Hamm’s affiliates in certain circumstances.
     Conflicts committees comprised entirely of independent members of the boards of directors of the general partners of Hiland Partners and Hiland Holdings separately determined that the respective merger agreements, as amended, are advisable, fair to and in the best interests of the applicable Hiland company and its public unitholders. In determining to make their recommendation to the boards of directors, each conflicts committee considered, among other things, the fairness opinion received from its respective financial advisor with respect to the increased merger consideration. Based on the recommendation of its conflicts committee, the board of directors of the general partner of each of Hiland Partners and Hiland Holdings has approved the applicable amended merger agreement and has recommended, along with its respective conflicts committee, that the public unitholders of Hiland Partners and Hiland Holdings, respectively, approve the applicable merger.
     In connection with amending his affiliates’ merger agreement with Hiland Holdings, Mr. Hamm also agreed to lend $1.5 million to Hiland Holdings. The loan will be junior to Hiland Holdings’ senior secured credit agreement with The Security National Bank of Enid and will accrue interest at the same rate as borrowings under the credit agreement. The loan will be fully due and payable on December 31, 2009, and the loan proceeds will be used to fund working capital requirements for the remainder of 2009, including the fees and expenses associated with the Hiland Holdings merger. The loan was approved by the Hiland Holdings conflicts committee.
     The Hiland companies intend to file with the Securities and Exchange Commission, or SEC, a supplement to the Hiland companies’ joint proxy statement reflecting the revised terms of the mergers. The Hiland companies intend to mail the supplement to unitholders of each of the Hiland companies upon clearance by the SEC.
     Each Hiland company adjourned its special meeting of unitholders scheduled for this afternoon to allow its common unitholders sufficient time to review the proxy supplement. The Hiland Partners special meeting was adjourned and the vote postponed until December 4, 2009 at 9:00 a.m., central time, and the Hiland Holdings special meeting was adjourned and the vote postponed until December 4, 2009 at 10:30 a.m., central time. Each special meeting will be held at 302 N. Independence, Oak Room, First Floor, Enid, Oklahoma 73701.
     The record date for determining unitholders eligible to vote at the special meetings will remain September 9, 2009. Valid proxies submitted by unitholders of Hiland Partners or Hiland Holdings prior to the adjourned November 3, 2009 special meetings will continue to be valid for purposes of the reconvened special meetings scheduled for December 4, 2009.
     Common unitholders of Hiland Partners or Hiland Holdings as of September 9, 2009 who have not voted but wish to do so or who would like to change their vote should contact D.F. King at 1-800-967-4612.
About the Hiland Companies
     Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. Hiland Partners, LP also provides air compression and water injection services for use in oil and gas secondary recovery operations. Hiland Partners, LP’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fifteen natural gas gathering systems with approximately 2,160 miles of gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. Hiland Partners, LP’s compression assets consist of two air compression facilities and a water injection plant.
     Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
Forward-Looking Statements
     This press release includes certain statements concerning expectations for the future that are forward-looking statements, including statements regarding the intention to mail a supplement to the Hiland companies’ joint proxy statement and the intention to hold the special meetings on December 4, 2009. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including the ability of the Hiland companies to receive clearance of the supplement by the SEC a sufficient amount of time prior to the meeting date to permit distribution of the supplement. An extensive list of factors that can affect future results are discussed in the definitive joint proxy statement filed by Hiland Partners and Hiland Holdings, in Hiland Partners’ and Hiland Holdings’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Any such forward looking statements are made as of the date of this press release and neither Hiland Partners nor Hiland Holdings undertakes any obligation to update or revise any such forward-looking statements to reflect new information or events.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations Hiland Partners, LP (580) 242-6040